Exhibit 4.67

                              GUARANTY

Guaranty dated as of October 31, 1995 in favor of CHEMICAL BANK, a New York banking corporation (the "Bank") with an office located at 12 Corporate Woods Boulevard, Albany, New York, 12211.

The following terms shall have the following meanings unless the context hereof shall otherwise require:

      "Borrower" shall mean MECHANICAL TECHNOLOGY INCORPORATED, a
   New York corporation located at Latham, New York.

   "Guarantor" shall mean MASCO CORPORATION, a Delaware corporation, located at 21001 Van Born Road, Taylor, Michigan 48180.

      "Guaranty" shall mean this Agreement of Guaranty.

      "Liabilities" shall mean any and all of the obligations and liabilities of the Guarantor to the Bank hereunder.

      "Obligations" shall mean any and all indebtedness of the Borrower to the Bank under that certain promissory note dated October 31, 1995 attached hereto as Annex A, as well as any costs and attorney's fees which may be or become due and owing in any manner to the Bank on account of said promissory note.

In consideration of advances, loans, extensions of credit and other financial accommodations now existing or hereafter made, to or for the account or benefit of the Borrower by the Bank, and as an inducement therefor, the Guarantor hereby absolutely and unconditionally guaranties to the Bank the prompt payment, when due, of the Obligations.

The Liabilities of the Guarantor hereunder shall not exceed the principal sum of $4,000,000 exclusive of expenses, costs and attorney's fees, which may be or become due and owing in any fashion to the Bank on account of said Obligations; it being the express intention of this Guaranty that the Guarantor shall be liable hereunder for any expenses, costs and attorney's fees, arising out of or in any way connected with the Obligations hereby guaranteed, in addition to the principal sum of $4,000,000. The Liabilities of the Guarantor hereunder for the payment of interest shall be limited to an amount not to exceed the sum of all accrued interest unpaid prior to, plus an amount not to exceed six
(6)months of interest which may become due after, the occurrence of any event referred to in the fifth full paragraph commencing on the second page hereof;
it being the express intention of this Guaranty that the Guarantor shall be liable hereunder with respect to interest upon the Obligations equal to that amount, in addition to the principal sum of $4,000,000. It is understood that the Obligations of the Borrower to the Bank may at any time and from time to time exceed the liability of the Guarantor hereunder, without impairing or affecting this Guaranty.

The Guarantor consents that the Obligations or the liability of any other party liable for or upon the Obligations may, from time to time, in whole or in part, be created, accrued, renewed, extended, modified, accelerated, compromised, settled or released by the Bank, and the Bank may accept or refuse payment, in whole or in part, from any party, for or upon the Obligations, all without any notice to, further assent by or reservation of any rights against the Guarantor and without affecting or releasing the Guarantor's liability hereunder; provided, however, no modification (other than an extension of the due date for the principal amount of the Obligations) shall allow the Bank to increase the amount of any of the Obligations which otherwise would have been payable by the Guarantor absent such modification, but in the event the Bank and the Guarantor agree to any modification to the Obligations which increases the amount of the Obligations which would have been payable by the Guarantor except for the provisions of the preceding clause, the Guarantor shall continue to remain liable to the Bank pursuant to the terms of this Guaranty for the amount of such Obligations as if such modification had not occurred.

The Guarantor waives any and all notice of acceptance of the Guaranty or the creation or accrual of any of said Obligations, or of any renewals or extensions thereof from time to time or of the reliance by Bank upon this Guaranty. The Obligations shall conclusively be presumed to have been had or consummated in reliance upon this Guaranty. The Guarantor further waives protest, demand for payment, notice of default or nonpayment to or upon the Guarantor, the Borrower or any other party liable for or upon any of the Obligations as well as the performance by the Bank of any conditions precedent upon which the Guarantor might otherwise rely and which are required in accordance with applicable law.

The Bank shall not be liable for its failure to collect or realize upon the Obligations or any part thereof, or for any delay in so doing, nor shall the Bank be required or obligated to take any action whatsoever with regard thereto.

Notwithstanding any payments which may be made hereunder, until the Obligations have been fully paid the Guarantor shall not be subrogated to the rights of the Bank with respect to the Obligations, and shall not seek reimbursement of such payments from the Borrower. Until the Obligations have been fully paid, all amounts received by the Guarantor from the Borrower shall be received in trust for, and immediately paid to, the Bank on behalf of the Borrower and on account of the Obligations.

   If any of the following events should occur:

   1. default in any of the Obligations;

   2. the Guarantor violates any terms, covenant or condition of this Guaranty;

   3. the occurrence of any "Event of Default" (as defined in any present or future agreement by Guarantor with Bank) by the Guarantor with respect to payment or performance under any present or future agreement with the Bank;

   4. the Guarantor commences any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeks to have an order for relief entered with respect to it, or seeks to be adjudicated a bankrupt or insolvent, or seeks reorganization, arrangement, adjustment, liquidation, dissolution, composition or other relief with respect to it or its debts, or seeks the appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property;

   5. the Guarantor makes a general assignment for the benefit of creditors;

   6. there is commenced against the Guarantor, any case, proceeding or other action of a nature referred to above or seeking the issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property, which case, proceeding or other action results in the entry of an order for relief or remains undismissed, undischarged or unbonded for a period of 60 days;

   7. the Guarantor takes any action indicating its consent to, approval of, or acquiescence in, or in furtherance of, any of the acts set forth above;

   8. the Guarantor admits in writing its inability to pay its debts as they mature;

   9. the Guarantor terminates or dissolves or suspends its usual business activities;

then, and in any such event, the Bank may declare the Liabilities to be, and the same shall become, immediately due and payable.

This Guaranty shall be and shall remain in full force and effect and even though there may, from time to time, be no Obligation outstanding. This Guaranty shall be binding upon the Guarantor and Guarantor's, successors and assigns any or all of whom shall, nevertheless, remain liable with respect to the Obligations.

Any payment on account of or reacknowledgment of the Obligations by the Borrower, or any other party liable therefor shall be deemed to be made on behalf of the Guarantor and shall serve to start anew the statutory period of limitations applicable to the Obligations.

No notice of termination of this Guaranty or executory agreement and no course of dealing between the Guarantor and the Bank shall be effective to change or modify the Guaranty in whole or in part during the term hereof; nor shall any change, modification or waiver of any of the provisions of the Obligations or any part thereof, or waiver of any rights or powers of the Bank, or consent by the Bank, be valid or effective unless received in writing in accordance with the provisions hereof and signed by an authorized officer of the Bank.

This Guaranty is a continuing, absolute and unconditional guaranty of payment regardless of the validity, regularity or enforceability of the Obligations and shall remain in full force and effect irrespective of any interruptions in the business relation of the Borrower with the Bank; provided, however, a) that the undersigned may upon five (5) days prior written notice, delivered personally or received by certified mail, return receipt requested, addressed to the Bank's office at 270 Park Avenue, New York, New York 10017, Attention:
Rose Mary Bradley, V.P., terminate this Guaranty with respect to all Liabilities of the Borrower incurred or contracted by the Borrower or acquired by the Bank after the effective date of such notice of termination, and b) notwithstanding the provisions of clause a) above, this Guaranty may not be terminated by the Guarantor without the Bank's prior written consent prior to October 31, 1998. The Guarantor shall remain liable to the Bank for all Obligations of the Borrower to the Bank incurred on or prior to the effective date of any notice of termination made by the Guarantor pursuant to the terms of this Guaranty.

This Guaranty terminates, supersedes and cancels Guarantor's Guaranty to the Bank dated July 22, 1992. Notwithstanding anything to the contrary contained elsewhere in this Guaranty, upon Guarantor's payment to the Bank of all Obligations due and owing to the Bank as of the date of such payment, this Guarantee shall automatically terminate in its entirety effective as of the date of such payment.

In consideration of the execution of this Guaranty by the Guarantor on behalf of the Bank, Guarantor understands that the Bank agrees that it shall use its best efforts to promptly furnish to the Guarantor copies of all written notices sent to the Borrower in accordance with any agreement between the Borrower and the Bank pertaining to any failure by the Borrower to comply with any of the terms or conditions of any note, loan agreement or other debt restructuring agreement between the Bank and the Borrower and others pertaining to the Obligations, provided that any failure by the Bank to provide any such notice shall not in any manner affect the enforceability of any of the Guarantor's Liabilities hereunder, which shall remain in full force and effect regardless of the Bank's failure to furnish any such notice to the Guarantor.

Any notice to the Bank shall be deemed effective only if sent to the Bank at its office set forth above or at such other place as the Bank designates in writing. Any notice to the Guarantor shall be deemed sufficient if sent to the Guarantor to the attention of its President, with a copy to its Vice President and General Counsel at its address set forth above or at such other place as the Guarantor shall designate in writing.

The guarantor agrees that if for any reason (including without limitation the bankruptcy of the Borrower) any payment in partial or full satisfaction of the Obligations is or, is required to be, returned or rescinded such Obligations shall, for purposes of this Guaranty; be deemed not to have been so satisfied, notwithstanding that any such payment had previously been applied by Bank to any of such Obligations; and this Guaranty shall thereupon continue to be in full force and effect or be deemed reinstated (notwithstanding its termination), as the case may be, all as though such application by Bank had not been made and all such Obligations shall be due and payable on demand.

The execution and delivery hereafter to the Bank by the Guarantor of a new instrument of Guaranty shall not terminate, supersede or cancel this instrument, unless expressly so provided therein, and all rights and remedies of the Bank hereunder or under any instrument of Guaranty hereafter executed and delivered to the Bank by the Guarantor shall be cumulative and may be exercised singly or concurrently.

The term "Bank" as used throughout this Guaranty shall be deemed to include the Bank, all of the branches, divisions and departments of any individual, partnership or corporation acting as nominee or agent for the Bank, any corporation, the stock of which is owned or controlled, directly or indirectly, by the Bank, and any indorsees, successors or assignees of the Bank. The term "Borrower" and "Guarantor" as used throughout this instrument shall include the corporations named herein respectively as the Borrower or the Guarantor and any other corporation into or with which the Borrower or Guarantor shall have or has been merged, consolidated, reorganized or absorbed.

The Guarantor agrees that, whenever an attorney is used to obtain payment under or otherwise enforce this Guaranty or to enforce, declare or adjudicate any rights or obligations under this Guaranty, whether by suit or by any other means whatsoever, the costs and expenses of collection, including the reasonable fees of counsel, shall be payable by the Guarantor if the Bank obtains a final judgment against the Guarantor.

The Bank and the Guarantor, in any litigation (relating to this Guaranty) in which Bank and any of them shall be adverse parties, waive trial by jury and the Guarantor also waives the right to interpose any defense based upon laches, set-off or counterclaim, except for any mandatory counterclaims which must be asserted pursuant to applicable law.

The Guaranty shall be governed by and construed in accordance with the laws of the State of New York.

Any provision hereof which may prove unenforceable under any law shall not affect the validity of any other provision hereof.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand and the seal the day and year first above written.

                                         MASCO CORPORATION

                                         By:   /s/ John R. Leekley
                                               _______________________
                                         Title: Vice President


                                         CHEMICAL BANK

                                         By:   /s/ Allan O. Birkett
                                               ________________________
                                         Title: Assistant Vice President